[ITEQ LOGO]
                                  NEWS RELEASE


Company Contacts:
William P. Reid - President and Chief Executive Officer
Douglas R. Harrington, Jr. - Vice President and Chief Financial Officer
(713) 285-2700


                          ITEQ COMPLETES SALE OF AMEREX


Houston, Texas, February 22, 2001 - ITEQ Inc. (Bulletin Board: ITEQ) today announced that it has completed the previously announced sale of the assets of Amerex Industries, to A I Acquisition Corp., a Delaware Corporation and wholly owned subsidiary of Benetech, Inc., an Illinois Corporation.

The sale of Amerex is a part of a restructuring program announced by ITEQ in June 2000 to reduce the Company's overall level of debt and restructure its balance sheet. The proceeds of approximately $3 million from the sale will be used to reduce the Company's overall level of debt, after deducting transaction costs.

In addition, the Company announced that it had entered into a limited waiver to its revolving credit agreement dated October 1997, to allow additional time to pursue an overall restructuring plan. It is anticipated that any such restructuring will be highly dilutive to the value of ITEQ's presently outstanding common stock.

ITEQ manufactures engineered equipment and provides after-market and technical services to industrial customers worldwide. The Company's products include heat exchangers, storage tanks and tank products, filtration equipment and related services.


THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. THESE RISKS AND UNCERTAINTIES, WHICH ARE MORE FULLY DESCRIBED IN ITEQ'S ANNUAL AND QUARTERLY REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDE CHANGES IN MARKET CONDITIONS IN THE INDUSTRIES IN WHICH THE COMPANY OPERATES. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY IN MATERIAL ASPECTS FROM THOSE CURRENTLY ANTICIPATED.